UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2014

SYNAPTICS INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	000-49602	77-0118518
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

1251 McKay Drive

San Jose, California 95131

(Address of principal executive offices, zip code)

(408) 904-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Acquisition Closing

As previously disclosed in a Current Report on Form 8-K filed on June 10, 2014 by Synaptics Incorporated, a Delaware corporation (“Synaptics”), Synaptics entered into a Stock Purchase Agreement, dated as of June 11, 2014 (the “Stock Purchase Agreement”), by and among Synaptics, Synaptics Holding GmbH, a Swiss Gesellschaft mit beschränkter Haftung and an indirect wholly owned subsidiary of Synaptics (“Synaptics Sub”), Renesas Electronics Corporation, a Japanese kabushiki kaisha (“REL”), Renesas SP Drivers, Inc., a Japanese kabushiki kaisha (“RSP”), Renesas SP Drivers Taiwan, Inc., a company limited by shares incorporated in the Republic of China (“RSP-TW”), Sharp Corporation, a Japanese kabushiki kaisha (“Sharp”), Powerchip Technology Corp., a company limited-by-shares incorporated in the Republic of China (“Powerchip”), Global Powertec Co. Ltd., a British Virgin Islands company and wholly-owned subsidiary of Powerchip (“GPC”), and Quantum Vision Corporation, a company limited-by-shares incorporated in the Republic of China and wholly-owned subsidiary of Powerchip (“QVC,” and together with REL, Sharp, Powerchip and GPC, the “Sellers” and each a “Seller,” and the Sellers together with RSP and RSP-TW, the “Seller Parties”). Pursuant to the Stock Purchase Agreement, subject to the satisfaction or waiver of specified conditions, Synaptics Sub agreed to acquire all of the outstanding capital stock of RSP (the “Acquisition”).

Effective as of October 1, 2014 (the “Closing Date”), Synaptics completed the Acquisition by causing Synaptics Sub to acquire all of the outstanding capital stock of RSP for a purchase price of approximately ¥50.6 billion (or approximately $465 million), with Japanese Yen converted into US Dollars at a reference conversion rate of 109 JPY to USD. The purchase price at the closing of the Acquisition was paid entirely in cash, with ¥7.25 billion (or approximately $67 million) held back by Synaptics Sub until the date that is 18 months after the Closing Date to address any post-closing adjustments or claims, and ¥5.25 billion (or approximately $48 million) held back by Synaptics Sub in respect of a potential post-closing working capital, cash balance, indebtedness and transaction expenses adjustment.

The foregoing summary description of the Stock Purchase Agreement is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, a copy of which is filed as Exhibit 2.2 to the Form 10-K filed by Synaptics for its fiscal year ended June 28, 2014, which is incorporated by reference into this Current Report on Form 8-K.

Credit Agreement

In connection with the Acquisition, on September 30, 2014, Synaptics entered into a credit agreement (the “Credit Agreement”) with the lenders party thereto (the “Lenders”) and Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent for the Lenders.

The Credit Agreement provides for, among other things, (i) a revolving credit facility of up to $150 million, which includes a $20 million sublimit for letters of credit and a $20 million sublimit for swingline loans, and (ii) a term loan facility in an amount of $150 million. Under the terms of the Credit Agreement, Synaptics may, subject to the satisfaction of certain conditions, request increases in the revolving credit facility commitments and additional term loan commitments in an aggregate principal amount of up to $100 million to the extent existing or new lenders agree to provide such increased or additional commitments, as applicable. The proceeds of the loans advanced under the revolving credit facility are available to finance a portion of the Acquisition and refinance certain existing indebtedness, as well as for working capital and general corporate purposes. The proceeds of the loans advanced under the term loan facility are available to finance a portion of the Acquisition, refinance certain existing indebtedness and pay fees, commissions and expenses, as well as for working capital and general corporate purposes. No more than $100 million in loans under the revolving credit facility may be drawn on the Closing Date. Synaptics has borrowed $150 million under the term loan facility and $100 million under the revolving credit facility to finance a portion of the Acquisition purchase price.

The obligations of Synaptics under the Credit Agreement are guaranteed by the material domestic subsidiaries of Synaptics, subject to certain exceptions (such material subsidiaries, together with Synaptics, collectively, the “Credit Parties”). The obligations of the Credit Parties under the Credit Agreement and the other loan documents delivered in connection therewith are secured by a first priority security interest in substantially all of the existing and future personal property of the Credit Parties, including, without limitation, 65% of the voting capital stock of certain of the Credit Parties’ direct foreign subsidiaries, subject to certain exceptions.

The interest rates per annum applicable to loans, other than swingline loans, under the Credit Agreement will be, at Synaptics’ option, equal to either a base rate or a LIBOR rate, in each case plus an applicable margin percentage. The interest rate per annum applicable to swingline loans under the Credit Agreement will be equal to a base rate plus an applicable margin percentage. The applicable margin percentage is based on the consolidated total leverage ratio of Synaptics and its restricted subsidiaries.

The maturity date for the revolving credit facility and the term loan facility is September 30, 2019. Under the terms of the Credit Agreement, Synaptics may, subject to certain conditions and with the consent of the applicable Lenders, extend the maturity date of all or a portion of the revolving credit facility and the term loan facility. The term loan facility will amortize (i) in equal quarterly installments of $1.875 million for the first four fiscal quarters, commencing on March 27, 2015, and (ii) thereafter, in equal quarterly installments of $3.75 million, with the balance to be due and payable at maturity. The loans advanced under the Credit Agreement shall be subject to mandatory prepayments upon the occurrence of debt issuances, asset sales and insurance and condemnation events, subject to certain carve outs and reinvestment provisions.

The Credit Agreement contains customary representations and warranties and certain covenants that limit (subject to certain exceptions) the ability of the Credit Parties and their respective restricted subsidiaries to, among other things, (i) incur or guarantee additional indebtedness, (ii) incur or suffer to exist liens securing indebtedness, (iii) make investments, (iv) consolidate, merge or transfer all or substantially all of their assets, (v) sell assets, (vi) pay dividends or other distributions on, redeem or repurchase capital stock, (vii) enter into transactions with affiliates, (viii) amend, modify, prepay or redeem subordinated indebtedness, (ix) enter into certain restrictive agreements, (x) engage in a new line of business, and (xi) enter into sale leaseback transactions.

In addition, the Credit Agreement contains financial covenants that (i) restrict the amount of capital expenditures that may be made in any fiscal year, (ii) require the ratio of the amount of Synaptics’ and its restricted subsidiaries’ consolidated total indebtedness to consolidated EBITDA to be less than certain maximum ratio levels, and (iii) require the ratio of the amount of Synaptics’ and its restricted subsidiaries’ consolidated EBITDA to consolidated interest expense to be greater than a certain minimum ratio level.

The Credit Agreement also contains customary events of default. If such an event of default occurs, the Lenders would be entitled to take various actions, including the acceleration of amounts due under the Credit Agreement and all actions permitted to be taken by a secured creditor.

The above summary of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.01.

As described above, Wells Fargo is one of the Lenders and is acting as the administrative agent under the Credit Agreement, the proceeds of which will be used to finance a portion of the Acquisition. Synaptics has previously entered into various working capital lines of credit with Wells Fargo, the most recent of which was an unsecured $75 million working capital line of credit that expired on September 1, 2014.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

On September 30, 2014, Synaptics issued a press release in respect of the closing of the Acquisition. The press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K (including Exhibit 99.1) is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall such information, including Exhibit 99.1, be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment on or prior to December 17, 2014.

(b) Pro Forma Financial Information.

The financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment on or prior to December 17, 2014.

(c) Shell Company Transactions.

Not applicable.

(d) Exhibits.

Exhibit Number	Description

10.1	Credit Agreement, dated as of September 30, 2014, among Synaptics Incorporated, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent.

99.1	Press release from Synaptics Incorporated, dated September 30, 2014, entitled “Synaptics Closes Acquisition of Renesas SP Drivers.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNAPTICS INCORPORATED

Date: September 30, 2014	By:	/s/ Kathleen A. Bayless
Kathleen A. Bayless Senior Vice President, Chief Financial Officer, and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit Agreement, dated as of September 30, 2014, among Synaptics Incorporated, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent.

99.1	Press release from Synaptics Incorporated, dated September 30, 2014, entitled “Synaptics Closes Acquisition of Renesas SP Drivers.”